Exhibit 99.1

Sutter Rock Capital Corp. Announces Adjustment of Conversion Rate for Convertible Notes

SAN FRANCISCO, Calif., December 6, 2019 (GLOBE NEWSWIRE) – Sutter Rock Capital Corp. (“Sutter Rock” or the “Company”) (Nasdaq:SSSS) today announced an adjustment to the conversion rate of its 4.75% Convertible Senior Notes due 2023 (the “Notes”) as a result of the Company’s recently completed modified “Dutch Auction” tender offer to repurchase shares of its common stock (the “Tender Offer”) and its cash dividend payable on December 12, 2019.

Effective as of December 2, 2019, the conversion price applicable to the Notes has been adjusted to $10.39 per share (96.2265 shares of the Company’s common stock per $1,000 principal amount of Notes) from an initial conversion price of $10.72 per share (93.2836 shares of the Company’s common stock per $1,000 principal amount of Notes). The adjustment to the conversion rate of the Notes was made pursuant to the supplemental indenture governing the Notes as a result of: (i) the Company’s repurchase of 1,449,275 shares of its common stock pursuant to the Tender Offer, representing 7.6% of its outstanding shares at a price of $6.90 per share; and (ii) the Company’s cash dividend of $0.20 per share, payable on December 12, 2019 to the Company’s common stockholders of record as of the close of business on December 2, 2019.

Notice of the conversion rate adjustment will be delivered to holders of the Notes and U.S. Bank National Association, as trustee, in accordance with the terms of the supplemental indenture governing the Notes.

About Sutter Rock Capital Corp.

Sutter Rock Capital Corp. (Nasdaq:SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. Sutter Rock is headquartered in San Francisco, CA. www.sutterrock.com

Forward-Looking Statements

Statements included herein, including statements regarding Sutter Rock's beliefs, expectations, intentions or strategies for the future, may constitute "forward-looking statements". Sutter Rock cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements and other conditions which could cause Sutter Rock's actual results to differ from management's current expectations are contained in Sutter Rock's filings with the Securities and Exchange Commission. Sutter Rock undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Contact

Sutter Rock Capital Corp.

(650) 235-4769

IR@sutterrock.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@sutterrock.com